Oncolytics Biotech® to Prioritize Registration-Focused Programs in Anal and Colorectal Cancer

Company to wind down the GOBLET gastrointestinal study to focus on registration path in the U.S.

With sufficient cash on hand to execute near-term milestones, the Company expects to avoid immediate material dilution

SAN DIEGO, CA, February 24, 2026 – Oncolytics Biotech® Inc. (Nasdaq: ONCY) (“Oncolytics” or the “Company”), a clinical-stage immunotherapy company developing pelareorep, today announced that it has concluded enrollment in the GOBLET study, having generated the necessary clinical and translational data to inform its next phase of development. With sufficient cash on hand to execute near-term milestones, the Company will now focus its efforts and resources on registrational and registration-enabling studies in squamous cell anal cancer (“SCAC”) and metastatic colorectal cancer (“CRC”).

“GOBLET has done its job successfully. We now know where pelareorep can make the greatest impact for patients and where we can pursue approval most efficiently,” said Jared Kelly, Chief Executive Officer of Oncolytics. “Our disciplined strategy is to run registrational or registration-enabling studies with ruthless efficiency that can create maximum shareholder value without unnecessary dilution.”

The promising efficacy signal observed in GOBLET Cohort 4 has defined a clear registrational path for pelareorep-based therapy in second-line and later SCAC, a setting in which available therapies offer only limited benefit. The Company is planning to move quickly to pursue regulatory approval through a U.S.-based study to ensure the enrollment of patients representative of the current standard of care.

Oncolytics expects to meet with the U.S. Food and Drug Administration (“FDA”) in mid-April. The objective of this meeting is to align on the design of a single-arm SCAC registrational study. Based on the observed efficacy signal in GOBLET Cohort 4, the Company believes a clinical trial of well under 100 subjects will be sufficient to secure FDA approval in this rare cancer indication.

Given its strategic focus on SCAC and CRC, and the desire to deploy capital efficiently, Oncolytics has elected to stop further enrollment in the GOBLET Cohort 5 metastatic pancreatic ductal adenocarcinoma (“PDAC”) cohorts at approximately 20 patients per arm. The Company believes the available data are sufficient to inform its future PDAC strategy while limiting additional spend on this indication at this time.

Current enrollment in GOBLET Cohort 5 allows responses to therapy, including overall survival, to be analyzed. The Company will continue to follow Cohort 5 patients currently on study, monitor their responses, and plan to report results once the data reach maturity.

“The GOBLET study has provided invaluable insights into the efficacy and safety of pelareorep in gastrointestinal cancers,” said Thomas Heineman, MD, Chief Medical Officer of Oncolytics. “These data have provided crucial support for our platform approach in GI cancers. They have, in fact, allowed us to identify a clear and efficient path forward as we move into registration-focused development of pelareorep in GI cancers.”

About GOBLET
The GOBLET (Gastrointestinal tumOrs exploring the treatment comBinations with the oncolytic reovirus peLarEorep and anTi-PD-L1) study is a phase 1/2 multiple indication study in advanced or metastatic gastrointestinal tumors. The study is being conducted at 17 centers in Germany and is being managed by AIO-Studien-gGmbH. The co-primary endpoints of the study are objective response rate and/or disease control rate and safety. Key secondary and exploratory endpoints include additional efficacy assessments and evaluation of potential biomarkers. The study comprises five treatment groups:
1.Pelareorep in combination with atezolizumab, gemcitabine, and nab-paclitaxel in 1st line advanced/metastatic pancreatic cancer patients;
2.Pelareorep in combination with atezolizumab in 1st line MSI (microsatellite instability)-high metastatic colorectal cancer patients;
3.Pelareorep in combination with atezolizumab and TAS-102 in 3rd line metastatic colorectal cancer patients
4.Pelareorep in combination with atezolizumab in 2nd line advanced and unresectable anal cancer patients; and
5.Pelareorep in combination with mFOLFIRINOX with and without atezolizumab in newly diagnosed metastatic PDAC patients.
About AIO
AIO-Studien-gGmbH (AIO) emerged from the study center of the medical oncology working group within the German Cancer Society (DKG). AIO operates with a non-profit purpose of promoting science and research with a focus on medical oncology. Since its foundation, AIO has become a successful sponsor and study management company and has established itself both nationally and internationally.

About Oncolytics Biotech Inc.
Oncolytics is a clinical-stage biotechnology company developing pelareorep, an investigational intravenously delivered double-stranded RNA immunotherapeutic agent. Pelareorep has demonstrated encouraging results in multiple first-line pancreatic cancer studies, two randomized Phase 2 studies in metastatic breast cancer, and early-phase studies in anal and colorectal cancer. It is designed to induce anti-cancer immune responses by converting immunologically “cold” tumors “hot” through the activation of innate and adaptive immune responses.

The Company is advancing pelareorep in combination with chemotherapy and/or checkpoint inhibitors in metastatic gastrointestinal cancers, where pelareorep has received Fast Track designation from the FDA for colorectal and pancreatic cancer. Oncolytics is actively pursuing strategic partnerships to accelerate development and maximize commercial impact. For more about Oncolytics, please visit: www.oncolyticsbiotech.com or follow the Company on social media on LinkedIn and on X @oncolytics.

Forward-looking statements
This press release contains forward-looking statements, within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under applicable Canadian securities laws (such forward-looking statements and forward-looking information are collectively referred to herein as “forward-looking statements”). Forward-looking statements contained in this press release include statements regarding beliefs as to the potential, registration, mechanism of action and benefits of pelareorep as a cancer therapeutic; the anticipated design, size, protocols strategy, priorities, timelines, milestones, and outcomes of current and future studies; the Company’s expectations regarding its cash position, liquidity, and funding requirements; the

Company’s goals, strategies, and objectives; anticipated timelines and objectives for future meetings with regulatory bodies, including the FDA; and its belief in the clinical promise of pelareorep in anal, colorectal and other gastrointestinal cancers. In any forward-looking statement in which Oncolytics expresses an expectation or belief as to future results, such expectations or beliefs are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will be achieved. These statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those anticipated. These risks include, but are not limited to, regulatory outcomes, trial execution, financial resources, access to capital markets, and market dynamics. Please refer to Oncolytics’ public filings with securities regulators in the United States and Canada for more information. The Company assumes no obligation to update forward-looking statements, except as required by law.

Company Contact
Jon Patton
Director of IR & Communication
jpatton@oncolytics.ca

Investor Relations for Oncolytics
Mike Moyer
LifeSci Advisors
+1-617-308-4306
mmoyer@lifesciadvisors.com

Media Contact for Oncolytics
Owen Blaschak
LifeSci Communications
oblaschak@lifescicomms.com